TRADING SYMBOLS:
In the U. S.: NYSE Amex: HTM and in Canada: TSX: GTH	March 7, 2011

U.S. GEOTHERMAL ANNOUNCES CLOSING OF $5 MILLION
FINANCING WITH STRATEGIC INVESTORS

Boise, Idaho – March 7, 2011 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc. (the “Company”) announces today closing of a financing, pursuant to which the Company has issued 5,000,000 shares of Common Stock of the Company at a price of $1.00 for gross proceeds of US$5,000,000. Each Investor was also issued a common stock purchase warrant (a “Warrant”) exercisable for 50% of the number of shares of Common Stock purchased by the Investor. Each Warrant will entitle the holder thereof to acquire one additional share of common stock of the Company for a period of 12 months, beginning March 3, 2011, for US$1.075 per share of common stock. A placement agent fee of 112,500 Common Shares and 56,250 Warrants plus expenses of approximately $15,000 was paid in conjunction with the financing. The net proceeds of the offering will be used for general working capital, including exploration, development and expansion of its geothermal properties.

The securities described above were offered by the Company pursuant to a registration statement filed with the Securities and Exchange Commission (SEC), which became effective on December 1, 2010. A prospectus supplement relating to the offering was filed with the SEC on February 28, 2010 and is available on the SEC's website located at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC's website at http://www.sec.gov, by the Company by e-mail to info@usgeothermal.com, by fax to 208-424-1030, or by mail to 1505 Tyrell Lane, Boise, ID 83706, Attention: Chief Financial Officer.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company that is operating geothermal power plants at Raft River, Idaho and at the San Emidio Desert in Nevada. The Neal Hot Springs project in eastern Oregon is being developed and is expected to be operational in 2012. A new, high efficiency power plant is under construction at the San Emidio project which will replace the existing 23 year old plant. U.S. Geothermal holds, through ownership or lease, geothermal rights for six projects; the Raft River project in Idaho, the San Emidio, Granite Ranch, and Gerlach projects in Nevada, the Neal Hot Springs project in Oregon and the El Ceibillo project in Guatemala.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the ability to complete the offering and the use of proceeds of the anticipated offering. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.